As filed with the Securities and Exchange Commission on November 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ProPetro Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-3685382 (I.R.S. Employer Identification No.)

1706 S. Midkiff Midland, TX (Address of Principal Executive Office)	79701 (Zip Code)

PROPETRO HOLDING CORP. 2020 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Newton W. Wilson III
1706 S. Midkiff

Midland, TX 79701

(Name and address of agent for service)

(432) 688-0012
(Telephone number, including area code, of agent for service)

Copies to:

Alan Beck

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.001 per share (“Common Stock”)	5,347,500	$3.75	$20,053,125	$2,187.80

(1)           This registration statement (the “Registration Statement”) registers 5,347,500 shares of Common Stock that may be delivered with respect to awards under the ProPetro Holding Corp. 2020 Long Term Incentive Plan (as amended from time to time, the “Plan”), which shares consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan and additional shares of Common Stock that may become available or again become available for delivery with respect to awards under the Plan pursuant to the terms and conditions of the Plan.

(2)           Pursuant to Rule 416(a) under the Securities Act, the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)           The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on October 29, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ProPetro Holding Corp. (the “Registrant”) will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act.  Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into the Registration Statement the following documents:

(a)     The Registrant’s Annual Report on Form 10-K (File No. 001-38035), filed with the Commission on June 22, 2020;

(b)     The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-38035), filed with the Commission on July 2, 2020, August 6, 2020, and November 5, 2020;

(c)     The Registrant’s Current Reports on Form 8-K (File No. 001-38035), other than with respect to Items 2.02 or 7.01, filed with the Commission on February 18, 2020, February 24, 2020, March 16, 2020, March 23, 2020, April 10, 2020, April 14, 2020, June 1, 2020, June 22, 2020, June 23, 2020, July 7, 2020, July 20, 2020, August 18, 2020, and October 26, 2020;

(d)     All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of fiscal year covered by the Registrant’s Annual Report on Form 10-K above; and

(e)     The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A (File No. 001-38035) filed with the Commission on March 16, 2017, including any subsequent amendments or reports that the Registrant may file in the future for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The DGCL does not permit exculpation for liability:

•      for breach of duty of loyalty;

•      for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•      under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions); and

•      for transactions from which the director derived improper personal benefit.

The Registrant’s Amended and Restated Certificate of Incorporation, dated as of June 19, 2019 (the “Certificate of Incorporation”), eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty, except to the extent such exemption is not permitted under the DGCL. The Certificate of Incorporation also provides that the Registrant shall indemnify its executive officers and directors to the fullest extent authorized by the DGCL and may obtain insurance on behalf of its executive officers and directors against expense, liability or loss asserted incurred by them in their capacities as executive officers and directors of the Registrant.

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall, to the fullest extent permitted by law, indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact such person is or was a director or officer of the Registrant, or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred. The Registrant’s Amended and Restated Bylaws further provide that the Registrant shall advance expenses incurred in defending any such proceeding to any such indemnitees; provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under the Registrant’s Amended and Restated Bylaws or otherwise.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Registrant has entered into indemnification agreements with its current directors and executive officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Registrant to, among other things, indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.

The Registrant maintains liability insurance policies to cover its directors and executive officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction of or on behalf of the committee shall not be personally liable for any action or determination take or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Registrant under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit
Number	Description

4.1

Amended and Restated Certificate of Incorporation of the Registrant dated as of June 19, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 19, 2019).

4.2

Certificate of Designations of Series B Junior Participating Preferred Stock of the Registrant dated April 14, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 14, 2020).

4.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 19, 2019).

4.4

ProPetro Holding Corp. 2020 Long Term Incentive Plan, effective October 22, 2020 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 26, 2020).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2*	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

*Filed herewith.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or

Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, TX on November 5, 2020.

PROPETRO HOLDING CORP.

/s/ Newton W. Wilson III

Name:	Newton W. Wilson III
Title:	General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Newton W. Wilson III, whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities indicated on November 5, 2020.

Signature	Title

/s/ Phillip A. Gobe	Chief Executive Officer and Chairman of the Board
Phillip A. Gobe	(principal executive officer)

/s/ David S. Schorlemer	Chief Financial Officer
David S. Schorlemer	(principal financial officer)

/s/ Elo Omavuezi	Chief Accounting Officer
Elo Omavuezi	(principal accounting officer)

/s/ Anthony Best	Director
Anthony Best

/s/ Spencer D. Armour III	Director
Spencer D. Armour III

/s/ Alan E. Douglas	Director
Alan E. Douglas

/s/ Mark S. Berg	Director
Mark S. Berg

/s/ Jack B. Moore	Director
Jack B. Moore

/s/ Michele V. Choka	Director
Michele V. Choka